Report of Independent Accountants



The Board of Directors
Cooperative Bankshares, Inc.


In our opinion, the accompanying consolidated statements of financial condition as of December 31, 1999 and the related consolidated statements of operations, of comprehensive income, of stockholders' equity and of cash flows for the years ended December 31, 1999 and 1998 present fairly, in all material respects, the financial position of Cooperative Bankshares, Inc., and its subsidiary at December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP



Raleigh, North Carolina
January 21, 2000